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                                                                  Exhibit 10.15A

                   INCENTIVE COMPENSATION AGREEMENT AMENDMENT

                THIS INCENTIVE COMPENSATION AGREEMENT AMENDMENT ("Amendment"), is made and entered into effective as of December __, 2001, by and between ProQuest Company (the "Company"), and James Roemer (the "Employee").

                                    RECITALS:

                WHEREAS, the Company and Employee are parties to an Incentive Compensation Agreement dated December 31, 2000 (the "Incentive Agreement"), pursuant to which the Company has agreed to provide Employee with certain incentive compensation if the terms and conditions set forth therein are met;

                WHEREAS, in recognition of the successful divestiture of the Company's Imaging division during 2001, the Company desires to accelerate the vesting and payment of a portion of the Mirror Payment (as defined in the Incentive Agreement), as provided herein;

                WHEREAS, Employee desires to accept such acceleration and payment of a portion of the Mirror Payment;

                NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, and intending to be legally bound hereby, the Company and Employee agree as follows:

        Section 1. Incentive Payment.

                The Company hereby agrees to provide Employee with an incentive compensation payment in the amount of [Three Million Dollars ($3,000,000.00)] (the "Incentive Payment"), in part in 2001 and in full not later than June 30, 2002, as determined by the Chairman of the Compensation Committee of the Company. The

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Incentive Payment shall be net of all applicable income and employment taxes required by the Company to be withheld therefrom.

        Section 2. Amendment to Incentive Agreement.

                (a) The Company and Employee hereby agree that the Mirror Payment to which Employee may otherwise be entitled to under the Incentive Agreement shall be reduced (but not below zero) by the amount of the Incentive Payment provided by this Amendment.

                (b) The Company and Employee further agree that Section 1(a) of the Incentive Agreement shall be amended and replaced in its entirety by the following:

                (a) Continuous Employment through December 31, 2003. If Employee remains in the continuous employment of the Company at all times from the effective date of this Agreement through and including December 31, 2003, the Company will credit to an account (the "Deferral Account") set up in Employee's name under the ProQuest Company Executive Deferred Compensation Plan (the "Plan"), not later than March 31, 2004, an amount (the "Mirror Cash Payment") equal to the product of (i) the Price Appreciation, multiplied by (ii) the Reference Shares. For purposes of this Agreement, the "Price Appreciation" means the excess, if any, of (1) the closing price per share of the Company's Common Stock, in consolidated reporting for securities listed on the New York Stock Exchange, as reported in the Wall Street Journal, on December 31, 2003 (or the immediately preceding trading day if the shares are not traded on such day), over (2) $16.50 per share. The "Reference Shares" means the product of (1) 406,250, multiplied by (2) the Performance Percentage. The "Performance Percentage" shall mean the percentage calculated in accordance with the following table based on the highest Stock Price Target (as determined below) achieved with respect to the Company's Common Stock at any time during the period beginning January 1, 2001, and ending December 31, 2003:

                           Stock Price               Performance
                               Target                Percentage
                           -------------------------------------
                           Less than  $21.30             0%
                           $21.30 to $24.329            25%
                           $24.33 to $27.649            50%
                           $27.65 to $31.249            75%
                           $31.25 to $35.149            100%

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        For purposes of this Agreement, a "Stock Price Target" will be deemed to have been achieved at a particular level only if the closing price per share of the Company's Common Stock, in consolidated reporting for securities listed on the New York Stock Exchange, is within the price range specified in the table above for such level for not less than 60 trading days during any period of 90 consecutive trading days, as reported in the Wall Street Journal.

        Section 3. Miscellaneous.

                (a) Continuing Agreement. This Amendment and the Incentive Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof. As herein amended, the Incentive Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the date hereof, all references in the Incentive Agreement to the "Agreement" shall refer to the Incentive Agreement as so amended by this Amendment.

                (b) Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Third Amendment.

                (c) Binding Effect. This Agreement shall be binding upon the Company, Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns. Any rights given or duties imposed upon the estate of Employee upon his death shall inure to the benefit of and be binding upon the fiduciary of the decedent's estate in his fiduciary capacity.

                (d) Governing Law. This Agreement and all actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

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                (e)     Headings. The headings are intended only for convenience
in finding the subject matter and do not constitute part of the text of this agreement and shall not be considered in the interpretation of this option.

                IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer and Employee has agreed to the terms and conditions of this Amendment, all as of the date first above written.

                                        ProQuest Company

                                        By
                                          -----------------------------------
                                                William Oberndorf
                                                Chairman, Compensation Committee
                                                Board of Directors
                                                ProQuest Company

                                        By
                                          -----------------------------------
                                                Linda Longo-Kazanova
                                                Vice President, Human Resources

                                        EMPLOYEE

                                        -------------------------------------
                                                James Roemer

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